Exhibit 99.1


                             SEL-LEB MARKETING, INC

   SEL-LEB MARKETING, INC. ANNOUNCES RECEIPT OF NOTICE FROM NASDAQ CONCERNING
                               POSSIBLE DELISTING


PATERSON, NJ (APRIL 21, 2003)...SEL-LEB MARKETING, INC. (NASDAQ: SELB) announced today that it received a NASDAQ Staff Determination letter on April 17, 2003 notifying the Company that because it has not filed its Form 10-KSB for the year ended December 31, 2002, as required by NASDAQ Marketplace Rule 4310(c)(14), the Company's securities are subject to delisting from the NASDAQ Small Cap Market. In addition, as a result of the Company's filing delinquency, the fifth character "E" will be appended to its trading symbol, beginning with the opening of business April 22, 2003.

The NASDAQ letter of April 17, 2003 also notified the Company that it has not yet paid the balance of its annual NASDAQ fee, in the amount of $7,500, which was due January 30, 2003, and, in accordance with Marketplace Rule 4310(c)(13) this noncompliance may be an additional basis for delisting.

The Company intends to review its possible options within the seven calendar days provided in accordance with Marketplace Rule 4800 series.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the company to maintain its financing arrangements (or obtain satisfactory alternative financing) on favorable terms, or at all, the ability of the company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the company, the ability of the company to continue to develop its "celebrity" product business, the ability of the company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the company to adequately source products that it sells to its customers and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact: Hal Markowitz, Chairman of the Board of Sel-Leb Marketing, Inc., (973) 225-9880.